FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206987-01

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 10, 2017, may be amended or completed prior to the time of sale.

SUPPLEMENT
(To Prospectus Dated February 10, 2017)

$747,709,478 (Approximate)

BBCMS MORTGAGE TRUST 2017-C1
(Central Index Key Number 0001696707)

Issuing Entity

Barclays Commercial Mortgage Securities LLC
(Central Index Key Number 0001541480)

Depositor

Barclays Bank PLC
(Central Index Key Number 0000312070)

UBS AG
(Central Index Key Number 0001685185)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C1

This is a supplement (“Supplement”) to the prospectus dated February 10, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral/Fee Update

1.	Hyatt Place Charlotte Downtown Mortgage Loan.

A. The Administrative Fee Rate of the Hyatt Place Charlotte Downtown Mortgage Loan as set forth on Annex A-1 to the Preliminary Prospectus is changed from 0.03544% to 0.03294%.

B. The Net Mortgage Rate of the Hyatt Place Charlotte Downtown Mortgage Loan as set forth on Annex A-1 to the Preliminary Prospectus is changed from 5.46756% to 5.47006%.

Barclays	UBS Securities LLC
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

The date of this Supplement is February 10, 2017